Pursuant to Rule 424(b)(3)
File No. 333-107667

SUPPLEMENT TO PROSPECTUS
DATED NOVEMBER 24, 2003

WILSON GREATBATCH TECHNOLOGIES, INC.

$170,000,000 2¼% CONVERTIBLE SUBORDINATED DEBENTURES
DUE 2013 AND SHARES OF COMMON STOCK ISSUABLE
UPON CONVERSION THEREOF

_______________________________

        The Prospectus, dated November 24, 2003, is hereby supplemented as follows to restate, in its entirety, the "Selling Securityholders" section on pages 60-62 of the Prospectus.

The date of this Prospectus Supplement is December 10, 2003.

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SELLING SECURITYHOLDERS

                The debentures were originally issued by us to Morgan Stanley & Co. Incorporated and additional initial purchasers in a private placement in May 2003. The debentures were immediately resold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers," as defined by Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any or all of the debentures and shares of common stock into which the debentures are convertible pursuant to this prospectus or any applicable prospectus supplement.

            The table below sets forth the name of each selling securityholder, the principal amount of debentures and shares of common stock beneficially owned by each selling securityholder and the number of shares of common stock issuable upon conversion of those debentures that may be offered from time to time under this prospectus by the selling securityholders named in the table.

            We have prepared the table below based on information given to us by those selling securityholders who have supplied us with this information on or prior to November 17, 2003 and we have not sought to verify this information. We will update this table if we receive more information from holders of the debentures who have not yet provided us with their information. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

                Because the selling securityholders may offer all or some portion of the debentures and shares of common stock into which the debentures are convertible listed below, we have assumed for purposes of this table that the selling securityholders will sell all of the shares of common stock offered by this prospectus pursuant to this prospectus. Accordingly, we cannot estimate the amounts of debentures or shares of common stock that will be held by the selling securityholders following the consummation of any such sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date on which they provided to us the information presented in the table.

                The number of shares of common stock issuable upon conversion of the debentures shown in the table below assumes conversion of the full amount of debentures held by each selling securityholder. The percentage of debentures outstanding beneficially owned by each selling securityholder is based on $170,000,000 aggregate principal amount of debentures outstanding. The number of shares of common stock beneficially owned prior to the offering includes shares of common stock into which the debentures may be convertible. The number of shares of common stock that may be offered is based on a conversion rate of 24.8219 per $1,000 principal amount of debentures and a cash payment in lieu of any fractional share. The percentage of common stock outstanding beneficially owned and that may be offered by each selling securityholder is based on 21,185,517 shares of common stock outstanding on November 14, 2003. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the debentures is subject to adjustment under certain

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circumstances. Accordingly, the aggregate principal amount of debentures and the number of shares of common stock into which the debentures are convertible may increase or decrease.

                Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

					Common Stock Owned Upon Completion of the Offering
Name of Beneficial Owner	Principal Amount of Debentures Beneficially Owned and Offered	Percentage of Debentures Outstanding	Shares of Common Stock Owned Prior to the Offering (1)	Conversion Shares of Common Stock Offered	Number of Shares	Percentage
Pioneer High Yield Fund	$40,500,000	23.8%	--	1,005,287	--	*

Morgan Stanley & Co. Incorporated	$11,725,000	6.9%	--	291,037	--	*

St. Thomas Trading, Ltd.	$10,049,000	5.9%	--	249,435	--	*

Calamos Market Neutral Fund - Calamos Investment Trust	$6,000,000	3.5%	--	148,931	--	*

Sunrise Partners Limited Partnership	$5,000,000	2.9%	--	124,110	--	*

Pioneer U.S. High Yield Corp. Bond Sub Fund	$4,500,000	2.7%	--	111,699	--	*

DKR Saturn Event Driven Holding Fund Ltd.	$4,330,000	2.5%	--	107,478	--	*

DKR Saturn Holding Fund Ltd.	$4,330,000	2.5%	--	107,478	--	*

Man Convertible Bond Master Fund, Ltd.	$3,451,000	2.0%	--	85,660	--	*

BNP Paribas Equity Strategies, SNC	$3,378,000	1.9%	8,215	83,848	8,215	*

Fidelity Financial Trust-Fidelity Convertible Securities Fund	$3,000,000	1.8%	--	74,466	--	*

Pendragon (Guinevere) Fund L.L.C.	$2,986,000	1.8%	--	74,118	--	*

Cooper Neff Convertible Strategies (Cayman) Master Fund L.P.	$2,827,000	1.7%	--	70,172	--	*

OCM Convertible Trust	$2,665,000	1.6%	--	66,150	--	*

Chrysler Corporation Master Retirement Trust	$2,585,000	1.5%	--	64,164	--	*

MLQA Convertible Securities Arbitrage	$2,500,000	1.5%	--	62,055	--	*

Polygon Global Opportunities Master Fund	$2,500,000	1.5%	--	62,055	--	*

New York Life Insurance Company (Post 82)	$2,130,000	1.3%	--	52,871	--	*

Pendragon (Convertibles) Fund Limited	$2,014,000	1.2%	--	49,991	--	*

Mainstay Convertible Fund	$1,935,000	1.1%	--	48,030	--	*

UBS OConnor LLC F/B/O OConnor Global Convertible Arbitrage Master Ltd.	$1,500,000	*	--	37,232	--	*

Microsoft Corporation	$1,470,000	*	--	36,488	--	*

State Employees' Retirement Fund of the State of Delaware	$1,125,000	*	--	27,924	--	*

Delta Air Lines Master Trust - CV	$1,070,000	*	--	26,559	--	*

Quest Global Convertible Master Fund Ltd.	$1,000,000	*	--	24,822	--	*

S.A.C. Capital Associates, LLC	$1,000,000	*	--	24,822	--	*

New York Life Insurance Company (Pre 82)	$975,000	*	--	24,201	--	*

Zurich Institutional Benchmarks Master Fund Ltd.	$877,000	*	--	21,769	--	*

Partner Reinsurance Company Ltd.	$855,000	*	--	21,222	--	*

Mainstay VP Convertible Fund	$825,000	*	--	20,479	--	*

WPG Convertible Arbitrage Overseas Master Fund	$800,000	*	--	19,858	--	*

Allstate Insurance Company	$750,000	*	--	18,616	--	*

Singlehedge US Convertible Arbitrage Fund	$566,000	*	--	14,049	--	*

Delta Pilots Disability & Survivorship Trust - CV	$515,000	*	--	12,783	--	*

BP Amoco PLC Master Trust	$366,000	*	--	9,085	--	*

Qwest Occupational Health Trust	$285,000	*	--	7,074	--	*

Motion Picture Industry Health Plan - Active Member Fund	$265,000	*	--	6,577	--	*

WPG MSA Convertible Arbitrage Fund	$200,000	*	--	4,964	--	*

Motion Picture Industry Health Plan - Retiree Member Fund	$165,000	*	--	4,095	--	*

Hotel Union & Hotel Industry of Hawaii Pension Plan	$142,000	*	--	3,525	--	*

Sphinx Convertible Arb Fund SPC	$103,000	*	--	2,557	--	*

Aftra Health Fund	$90,000	*	--	2,234	--	*

LCT Limited	$90,000	*	--	2,234	--	*

Mainstay Strategic Fund	$45,000	*	--	1,117	--	*

New York Life Separate A/C #7	$45,000	*	--	1,117	--	*

Viacom, Inc. Pension Plan Master Trust	$12,000	*	--	298	--	*

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* Less than 1%
(1) Shares in this column do not include the shares of common stock issuable upon conversion of the debentures listed in the column to the right.

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